Exhibit 99.2
ASYST TECHNOLOGIES, #11051553
Third Quarter 2006 Conference
January 31, 2006, 2:00 p.m., PST

Operator	Good afternoon, ladies and gentlemen, and welcome to the Asyst Technologies’ third quarter of 2006 fiscal year conference call. At this time all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by zero. As reminder, this conference is being recorded today, Tuesday, January 31, 2006.

I’d now like to turn the conference over to Mr. John Swenson, Vice President of Investor Relations. Please go ahead, sir.

J. Swenson	Thank you. Good afternoon, everyone, and welcome to the fiscal 2006 third quarter conference call for Asyst Technologies. A press release detailing our results for the quarter was distributed via business wire at approximately 1:00 p.m. Pacific Time this afternoon, January 31, 2006. The release will be posted to our website which is at www.asyst.com. To access the release, interested parties should click on the Investor Relations link followed by the Press Release link.

I need to remind you that during today’s call we will make forward-looking statements. We have no obligation to update these statements. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risk factors are described in our most recently filed reports with the SEC, as well as the earnings press release. We also will present non-GAAP financial information in this conference call. For a description of what is excluded from non-GAAP results and a reconciliation of GAAP to non-GAAP results, please refer to the press release which again is posted on our website.

Now to our call. With us today are Steve Schwartz, Chairman and CEO; Warren Kocmond, Chief Operating Officer; and Bob Nikl, our Chief Financial Officer. Warren will begin with an overview of our bookings, sales and operational performance for the quarter. Bob will follow with a discussion of the financial results and outlook and then Steve will provide a strategic perspective. After the formal comments we will be happy to take your questions. Now I’ll turn the call over to Warren Kocmond. Warren.

W. Kocmond	Thank you, John. Asyst performed at or above our expectations on every metric in the third quarter. This included another very strong gross margin performance at both ATI and ASI which drove a 5 point improvement in consolidated gross margin for the quarter.

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Net sales at ATI were $40 million, which was essentially flat with last quarter. Net sales at Asyst Shinko were $67 million, compared with $85 million in the prior sequential quarter. Sales related to flat panel display at ASI were approximately $4 million.

We achieved ATI gross margin of 42%, which is up 4 points from Q2 on flat sales. We again achieved significant quarter-over-quarter reductions in product costs, which drove most of the increase. This level of performance is in line with our long-term model and positions us extremely well for an uptick in sales.

This is our fourth consecutive quarter of margin improvement at ATI and it is the first time that ATI has been above 40% in 5 years. We are demonstrating that through our model we can drive ATI to something near breakeven in a downturn and also that with the right execution we can make our model work in a 300mm OEM world. We believe that further gains are possible as we continue to drive material cost reductions and ramp higher margin products to volume.

Gross margin at ASI was 38%. The mix of projects again was very favorable and as we saw last quarter, we benefited from a number of project acceptances that had very little remaining costs. We also are beginning to achieve material cost improvements at ASI and continue to refine and improve our management of projects. However, the average ASI gross margin over the trailing 12 months of 29% is more representative of our normalized gross margin at this stage in our cost programs. We continue to believe that sustainable gross margins of 30% to 35% are achievable at ASI as these cost programs gain additional traction.

Now to bookings and other customer activity. Total net bookings in the quarter were $85 million, which compares with $100 million in the prior quarter. Third quarter bookings at ATI were $37 million, which is flat with the second quarter. Because we have driven our lead times down to 4 to 8 weeks on most of our OEM products, our bookings at ATI tend to trend about a half a quarter behind those of our OEM customers. Many of our OEMs began checking our ramp readiness in December and this is converting into increased bookings in the current quarter. Already in January, ATI has booked 43% of what it did in all of the prior quarter.

Bookings at ASI were $48 million. Bookings for semiconductor AMHS were $37 million, which was down from $57 million in the prior quarter. After booking more than $300 million of semiconductor AMHS over the prior 4 quarters we had expected customers to begin shifting their spending to tools. We see another wave of semiconductor AMHS beginning to book in the current quarter. We booked $11 million of flat panel display AMHS in the quarter compared with $5 million in Q2. This was primarily driven by an

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expansion for our customer’s Gen5 facility in China. We booked an additional $11 million of flat panel AMHS in January and anticipate additional flat panel activity in the current quarter.

Moving to net bookings by region the results were as follows: North America, 26%; Japan, 30%; Taiwan, 13%; China, 14%; other Asia Pacific, 8%; and Europe, 9%. Our consolidated backlog was approximately $114 million as of the end of the quarter.

I mentioned last quarter that the Spartan EFEM was selected for a mid-sized customer’s new metrology tool. Since that time the Spartan also was selected for this customer’s high volume tool. This is significant because established tools typically will ramp more rapidly than new tools which means a faster ramp for the Spartan.

In the December quarter the Spartan also was selected by a large European OEM. We now have 6 customers for the Spartan EFEM and more than a dozen active OEM prospects for the system. We also had another significant win for the Spartan Sorter with a U.S. based memory customer. As of the end of December we have shipped 185 Spartans including 25 EFEMs.

We had 4 wins for our next generation interface A connectivity software; 3 for OEM tools and 1 with a large European chip manufacturer. And in 200mm, we won a SMIF upgrade project for an existing customer’s facilities in Germany and Japan.

We booked AMHS orders for 11 major 300mm expansion projects among 8 different customers. This included 3 separate expansion projects for our largest U.S. customer, 3 DRAM projects and another expansion for our Flash memory customer in Japan.

That concludes my formal comments so now I’ll turn the call over to Bob Nikl.

B. Nikl	Thank you, Warren. The financial highlight for the quarter was our achievement of GAAP profitability of $3 million or 6 cents per share in what we believe is our low quarter for sales. We also generated nearly $50 million of free cash flow and exited the quarter with a much stronger balance sheet.

Turning first to the income statement. Consolidated R&D expenses totaled $6.2 million, which is down $0.9 million from Q2. This reflects the timing of certain R&D activities as we expect Q4 R&D spending to be closer to the Q2 level of approximately $7 million per quarter.

Consolidated SG&A expenses were $21.1 million, which is down $1 million from Q2. This primarily reflects a lower provision for bad debt at

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ASI. We expect to bring SG&A down by another $1 million in the fiscal fourth quarter.

Other income was $2.4 million for the quarter, which compares with other expense of $0.9 million in fiscal Q2. Approximately $2.2 million of the increase is attributable to back royalties and a milestone royalty bonus from our licensing partner. We also saw a positive swing in foreign exchange of $0.6 million and a $0.2 million improvement in net interest expense as a result of lower short term borrowings and higher yields on our invested cash.

Net income for the fiscal third quarter on a GAAP basis was $3 million or 6 cents per share which compares with a GAAP net loss of $1.5 million or 3 cents per share in the prior quarter. We reported non-GAAP net income for the quarter of $4.7 million or 10 cents per share, which compares with $0.7 million or 2 cents per share in the prior quarter.

Both the GAAP and non-GAAP results include the impact of the additional royalty income. We are not yet required to report stock compensation expense under GAAP, which would have represented 2 cents per share in Q3. We will be required to report stock comp expense as part of our GAAP net income beginning in our fiscal Q1, which starts in April.

Now moving on to the balance sheet. Cash, cash equivalents and short term investments at quarter end totaled $128 million which is up $24 million from the end of September. We generated $48 million of free cash flow in the quarter and $20 million of this was used to pay down short term debt.

Accounts receivable totaled $146 million as of the end of December which is down from $195 million as of the end of the prior quarter. Overall DSO was 124 days, which was down from 141 days at the end of Q2.

Inventory at the end of the quarter was $38 million, up from $33 million at the end of September.

Now to our outlook. For the fiscal fourth quarter ending in March we expect sales to be up at both ATI and ASI, resulting in consolidated sales in the range of $110 to $120 million. We expect to report GAAP net income of 4 to 8 cents per share and non-GAAP net income of 8 to 12 cents per share. With that, I will turn the call over to Steve Schwartz.

S. Schwartz	Thank you, Bob. We’re extremely pleased with the current positioning of the business. It’s especially gratifying to be talking about demonstrated performance, consecutive quarters of increased profitability and a track record of steady improvement that now spans a full year.

Asyst and Asyst Shinko are recognized as quality suppliers by some of the world’s most demanding customers. Our product performance continues to

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be at the top of the industry. We have achieved lead times, scalability and gross margin performance through our outsourced manufacturing model that many thought was impossible. And even based on a normalized gross margin in each of the past 4 quarters we have achieved non-GAAP operating margins at ASI in excess of 15%, which we believe validates the substantial value and tremendous future potential of this asset.

After what has been a multi-year effort to reposition the business we are no longer in a turnaround mode. Our agenda now is focused on executing a continuous improvement process while growing the business. Achieving this milestone also means that we have additional credibility in the marketplace to bring new ideas and new products to customers and to be a strategic partner in the automation of their factories. This was true when Asyst was a SMIF Company and it’s being reinforced today through our technology and market leadership in AMHS, load ports, EFEMs, RFID, sorters and connectivity software.

With more than 50% of the 300mm AMHS market, we are the clear leader in providing fab-wide material transport capability. Our competitors in AMHS are strong, but neither of them participates in any other aspect of automation. They must look outside to integrate their stocking platform with a wafer sorter or to optimize their performance between the AMHS system and the load port.

The same pattern holds for our competitors in sorters, EFEMs and load ports. Many are highly capable, but participate in only one product segment or are focused primarily on automating the tools as opposed to integrating tools into the factory automation environment. As a result, we believe strongly that we stand alone as the most experienced, most broadly positioned and most focused fab automation company. This is our message to chip makers and for the OEMs who partner with us.

As we look ahead there will be 3 significant value drivers for the company. The first is our continuous operational improvement. This isn’t about fixing things. It’s about driving good quality products to be great quality products and focusing on cost not only to improve gross margins, but to maintain our competitiveness.

The second is product development and penetration. With the Spartan Sorter and EFEM we have just begun to penetrate a large integrated systems market where we have the opportunity to be the market leader. The Spartan Sorter is positioned exactly where we need it to be. It’s installed in 18 different sites with 14 different customers including 7 of the top 10 chip makers in the world. It’s proven in the marketplace and poised to ramp with this cycle. Additionally, we have a solid initial customer base for the Spartan EFEM, which is ramping as these customers ramp their tools, and many more prospects evaluating the system.

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In recent months we’ve introduced faster, more flexible and more reliable 300mm AMHS systems and we continue to move forward with new, breakthrough material transport capabilities that address critical customer needs and further differentiate our AMHS solution for the semiconductor industry.

In addition, during the December quarter we completed initial development of our Generation 8 flat panel display AMHS, which is right on schedule.

We are focused on the customers that we believe will be consistent spenders at the large glass sizes and on winning profitable business. As we are preparing for the right opportunity at Gen 8 we are doing profitable expansion and upgrade work at Gen 5 and Gen 6. With these smaller projects as a complement to our core semiconductor business, we are positioned for a strong year regardless of the timing of the next Generation 8 opportunity.

The third value driver is integration. This means further integrating ATI and ASI products and services to provide total automation solutions to customers and further integrating the operations of both companies to capture the substantial savings and synergies that are available to us.

I have a final comment on bookings and our view on the semiconductor cycle. We have often talked about how AMHS leads other equipment demand by as much as 6 to 9 months. Based on our unprecedented level of 300mm AMHS activity over the past year, we’ve been expecting this upturn in demand for process equipment. We welcome this trend because our ATI business which tracks about a half quarter behind other tools, is now highly leveraged to an upturn in equipment sales. Our incremental growth in operating margins at ATI are approximately 50% and with significant net operating loss carry forwards at ATI, every million dollars of incremental sales drops approximately 1 cent of EPS to the bottom line.

Having seen a recent quarterly peak roughly $30 million higher than our current level at ATI, we believe that our opportunity for significant earnings leverage is substantial.

As a positive leading indicator for all of the equipment industry, we also see the AMHS business beginning to turn up again. Our largest foundry and Flash memory customers are continuing to invest aggressively and other large customers have indicated their intentions to increase spending on AMHS in calendar 2006. Because AMHS is a leading indicator for other equipment demand, we believe this supports a view that equipment demand could remain robust through the second half of 2006. For Asyst, this also means that we have the opportunity for both ATI and ASI to experience improving sales and operating leverage at the same time.

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In conclusion, it’s a great time to be in the fab automation business and we are extremely pleased to now have the model positioned to capitalize on the upturn.

That concludes our formal comments and I will ask the operator to come back on so we can field your questions.

Operator	Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by one on your pushbutton phone. If you’d like to decline from the polling process, press the star followed by two. You will hear a three-tone prompt acknowledging your selection and your questions will be polled in the order that they are received. If you are using speaker phone equipment you will need to first lift the handset before pressing the numbers. One moment, please for the first question.

Our first question is from Bill Lu with Piper Jaffray.

D. Kong	Hi, there. This is actually Dennis Kong [sp] for Bill Lu. First question regarding your ATI business, how does your ATI business track the WFE spending historically? If we look at about 15% year-over-year WFE growth in 2006, is that some number we should be looking at too for your ATI business?

J. Swenson	Plus or minus, Dennis, sure. Timing’s always a little bit different as Steve said and Warren said in their comments, but yeah we’re pretty much leveraged to the market and some products a little bit stronger market share so you might see some acceleration from that.

D. Kong	I see. okay. Then regarding your next quarter, the fourth quarter guidance, are you implying a similar gross margin level for both ATI/ASI?

S. Schwartz	We’re assuming similar gross margin at ATI, maybe a couple points down at ASI.

D. Tong	I see. And my last question is there’s a few Gen 5 or Gen 6 flat panel fabs in Taiwan and maybe potentially there’s a new fab in Korea which is about Gen 5.5. Are you looking at these opportunities and what could be the business opportunity size for you in 2006?

S. Schwartz	Dennis, this is Steve. Only if the Gen 6 or Gen 5 technology will utilize the same technologies we’ve already developed, that is a vehicle-stocker based capability, then we’d have a chance at it. There’s a piece of business already in Taiwan we competed for and did not win because we couldn’t get paid enough to make it a worthwhile piece of business.

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D. Kong	Thank you.

Operator	Thank you. Our next question is from Timothy Arcuri with CitiGroup.

T. Arcuri	Hi, a couple things. The first thing, it looks like we’re headed into an up cycle here. I’m wondering if you can expand the model out, looking at different revenue levels, maybe if you look at $125 million, maybe if you expand even a little bit beyond that. Thanks.

J. Swenson	Tim, unfortunately it’s still easiest to look at how each business performs. When we look at, for example, modeling another peak like we saw in June of ‘04 in the ATI business, that business on the structure of today’s P&L would drop about 30 cents to the bottom if we could do that quarter again. In the ASI business, we’re performing at a pretty strong level right now. Each $10 million of sales there gives us about a penny so it gives you an idea of the relative leverage in each business to volume.

T. Arcuri	That helps, thanks. And then my next question, and this might be a little bit difficult to answer, but if you look at how your fab tracker lays out this year and you look at the way you think that AMHS orders in the semiconductor space will lay out this year, does it look like the fab project activity will be more front half loaded or more back half loaded this year?

S. Schwartz	Tim, right now it looks like both actually. There are 3 pretty strong customers we imagine will place orders in the first half and we’ve got almost the equivalent amount of business figured into the back half per the current forecast.

T. Arcuri	Steve, how does that lay out by customer type? Is it mostly customer type in the first half and then it switches to a different customer type in the back half?

S. Schwartz	In the near term Flash and foundry are pretty important.

T. Arcuri	And then you see D-RAM picking up in the back half?

S. Schwartz	More others in the back half, but right now Flash and foundry.

T. Arcuri	Great. Thanks a lot.

Operator	Thank you. Our next question is from Bill Ong with American Technology Research.

B. Ong	Congratulations on improving execution. Just a couple questions. Your ATI gross margin seems to be near the long term targets, around 42%-43%. Any

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plans for further improvement on ATI? And also maybe a little color on the gross margins on the ASI, both on the semi side and the flat panel side.

W. Kocmond	Hi, Bill. This is Warren. Obviously we’ve been working pretty hard to improve our margins and I think we’re going to continue to see some improvement, but as a whole I don’t expect us to see a lot more improvement over where we’re currently at. As I said a minute ago, we’ll continue to focus on it and we’ll be able to mitigate any pricing pressure that comes along, but I think what we’re seeing is what we’ll probably continue to see for some time.

In the ASI area, certainly there have been some margin improvements due to supply chain execution, but a lot of that has been low hanging fruit and I think we still have some more of that to go. We’ve begun to establish some of the same practices at ASI that we’ve done here to get the margin improvement that we’ve seen. For that matter, ASI already has a lot of the capability, but with some of the things that we’ve done here we think we can get some more leverage at ASI too.

B. Nikl	Bill, in terms of the question about the flat panel and semi, actually both parts of the business were up probably 5 points over what we imagine is steady state. But the flat panel actually was mostly follow on business that came in pretty healthy, closer to 30% gross margin than 20%.

B. Ong	Okay, great. And then the last question is you used to break the ATI and ASI revenue guidance. If you can’t give us specifics, can you at least just give us some qualitative general directions on what the split should be in the March quarter?

S. Schwartz	Bill, basically both of them will be up. If we were going to get very specific when we go from $107 million to the guidance that we gave around $110 to $120, we anticipate about the same proportion for each of those businesses.

B. Ong	Okay, great. Nice job, guys. Thanks.

Operator	Thank you. Our next question is from Chris Blansett with JP Morgan.

C. Blansett	Hi, guys. I had a quick question. You indicated you had a lot of bookings in the January quarter. I think it was in the 40% range of the prior quarter. Was that true?

B. Nikl	Yes, that is what we ...

S. Schwartz	For ATI business.

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C. Blansett	For ATI. I’m just ... your guidance for overall revenue is about 3% to 12% up and the OEMs to date have guided around mid-range of 15%, maybe a little higher. I’m trying to understand why you’re not seeing that yet given the fact that you should be seeing these for your front end OEM stuff.

S. Schwartz	Our OEM side of the business will be up for sure, whether we match exactly at 20% remains to be seen. A lot of our business, Chris, is turns now. About half the business in the quarter is turns because we got the cycle time down pretty significantly so it’s one of the reasons why it’s really difficult for us to guide bookings, but we’ll follow the OEMs.

C. Blansett	Given the lead times you’re seeing now, it sounds like you’re setting yourself up to see a lot of bookings near the end of the quarter that can turn into business. Is that the way we should look at it?

S. Schwartz	We’re certainly prepared for that.

C. Blansett	Did you ever provide any 200mm versus 300mm revenue break out before or do you have anything of that color?

J. Swensonl	Sure, so this would be across the full business?

C. Blansett	Right.

J. Swenson	For sales 300mm was 70%, flat panel was 4% and the 200mm and other was 25%.

C. Blansett	I had one other question, it was basically OEM bookings versus fab bookings.

J. Swenson	OEM we did in the last quarter $28 million. That was all on the ATI side so everything else was direct to the fab.

C. Blansett	That was bookings or revenue?

B. Nikl	Bookings.

C. Blansett	Alright. Thank you very much.

Operator	Thank you. Our next question is from Hari Chandra with Deutsche Bank.

H. Chandra	Good evening. This is regarding the order profile. In terms of the ATI orders being flat quarter-over-quarter while the equipment companies’ orders are up substantially and connects [inaudible] to disconnects in terms of the timeframe, I think you alluded partially to the turns business and also on the

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ASI front, the orders have been in decline for the past several quarters. Is there any timeframe would you see some rebound there?

S. Schwartz	Hari, this is Steve. We anticipate as we indicated that orders will be up in this quarter without question. The order pattern we anticipate will be up as well for shipments to be up to the equipment makers. We think the position remains strong. We continue to gain share and more solid position and that’s why we’ve guided revenue up.

H. Chandra	The next question is the focus seems to be on the cost front over the last several quarters. Can you flesh out some detail in terms of the revenue growth opportunities like Gen 8, FPD, EFEMs, Spartan and others that you would be seeing over the next several quarters and also can you size up the dollar opportunity?

S. Schwartz	It’s tough to break out product by product, that’s not something we normally do. One of the things that we’ve indicated, however, is that the near objective for us from a Spartan standpoint is how do we get that business to 100 units per quarter and we’re not there yet. We indicated we’re in the process of getting close to 200 units total right now, the business is ramping, but that’ll be the first healthy milestone for us. When we get to 100 units a quarter between the sorters and the EFEMs, that’ll be somewhere around $15 million blended revenue per quarter attributable to the Spartan.

In the FPD business right now we’re running around $10 to $12 million per quarter. When we are able to capture profitably a Generation 8 piece of business for us to be in a healthy flat panel display business, we want to make sure that business gets to around $100 million a year. But again right now we’re running on follow on business from Gen 5 and Gen 6 business that we’ve won in the past, around $10 to $12 million. If we can capture a Gen 8 project maybe toward the end of the year likely that would get us to the run rate of $100 million plus per year run rate for flat panel.

H. Chandra	Is that the timeframe that we should be looking for Gen 8, by the end of the year?

S. Schwartz	If we’re going to participate we anticipate that we’d have an order by the end of the year.

H. Chandra	Can you also comment something on the software front in terms of the opportunities there? You talked about having 25 wins.

W. Kocmond	Actually I didn’t say 25 wins, it was actually 3 I believe. We’ve been making pretty good progress over the last several quarters. Our software business has been getting I’d say rapid adoption from a number of players out there and

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we’ve got several anticipated programs in place that we think are going to yield some results over the next 1 to 2 quarters.

H. Chandra	Thank you.

Operator	Thank you. Our next question is from Tom Diffley with Merrill Lynch.

T. Diffley	Good afternoon. Could you talk a little more about the stock option expense? From the earnings release it looked like it was 271,000, but then you mentioned 2 cents going forward.

B. Nikl	Right, those are 2 different things there, Tom. The amount you’re seeing in the supplementary disclosure represents what’s actually currently included in our GAAP net income today, which we then back out for non-GAAP purposes. The 2 cents refers to the total amount of stock option expense that today is just part of the footnote disclosures as opposed to being in the GAAP income statement itself.

T. Diffley	Now it makes sense. Then what about taxes going forward? Is there any simple way to look at that? I know it depends on where the revenue’s derived.

B. Nikl	Sure. Clearly on the ATI side of the house, taxes will be quite small because of the NOL picture here in the U.S., a little bit perhaps with regard to the foreign subsidiary companies.

For modeling purposes for ASI, I would be looking at somewhere between 40% to 50%. It’s always going to vary a little bit, but that’s about the most accurate modeling rate that I would suggest to you right now.

T. Diffley	Are there any options or any possibility to bring that down longer term?

B. Nikl	Clearly as one tries to look out over the timeframe, one of the biggest strategic objectives of the company is to better utilize the NOLs at home because that’s $250 million worth of value waiting to be monetized so we’re always evaluating different possibilities with respect to how we might be able to do that.

T. Diffley	Okay. Thank you.

Operator	Thank you. Our next question is from Olga Levinzon with Lehman Brothers.

O. Levinzon	I was hoping you can go into some more detail as to the sequential decrease in ASI bookings and also what level of the royalty income you expect to see next quarter.

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S. Schwartz	Hi, Olga. This is Steve. In terms of the decrease in the order pattern for ASI, I think that was normal. We filled out a lot of the fabs that had ongoing projects. That wasn’t a surprise for sure, but as we mentioned already, in Q1 we anticipate that’ll pick up significantly as the next phases of factories build out. So it wasn’t a surprise to us, it was a normal course of events. The first calendar quarter feels pretty strong.

The typical royalty payment has been something just around a million dollars per quarter, just under a million dollars per quarter over the past 10-12 quarters or so.

O. Levinzon	Thanks a lot.

Operator	Thank you. Our next question is from Chris Blansett with JP Morgan.

C. Blansett	Hi, guys, I had a couple quick questions. One, you discussed integrating your Spartan into a stocker unit. If I wanted to see success on this, what advantage you believe this has versus competitors and what kind of opportunity there is going forward.

W. Kocmond	This is Warren. We’ve got a couple, actually we’ve got several stocker integrated sorter activities going on, if you will. One of the advantages that exists clearly is that since our JV produces a stocker and we produce a sorter, there’s a natural combination of the 2 that we think is pretty leveragable. We’ve got a couple of those going on at a couple different places right now. We’ve also looked at being able to integrate agnostically so to speak with some of those other stocker providers. We think that this thing also has a reasonable chance for gaining some pretty big traction about 2 to 3 quarters out.

C. Blansett	Have you recognized any revenue relative to this type of product?

W. Kocmond	Not to date.

C. Blansett	What kind of ASP would a combination like this have?

J. Swenson	We don’t disclose those and incidently the first of our units actually shipped in the December quarter to a customer, so as we see acceptance on that we would see our first revenue.

C. Blansett	Are you getting incremental gross margin benefit by having an integrated product is my question or is it just basically similar corporate average gross margins on a bigger chunk of revenue?

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J. Swenson	No, a larger served market, absolutely.

C. Blansett	And then the last question related to bringing some revenue to the U.S. Is there potential for you to possibly build some of the equipment from Japan in the U.S. to take advantage of these tax assets going forward?

B. Nikl	Chris, it’s not something that we would be looking at with regard to bringing stuff back to the U.S. to enable that, but we are clearly looking at different ideas in terms of how best to manage that NOL opportunity.

C. Blansett	Alright. Thanks, guys, appreciate it.

Operator	Thank you. Our next question is from Krish Sankar with Banc of America Securities.

K. Sankar	Hey, guys. I just wanted to find out what is the FPD revenue in the quarter and how much of the $140 million in backlog is FPD?

J. Swenson	Total revenue was a little shy of 5, 4 of that being at ASI. And then the other question was backlog?

K. Sankar	Yes.

B. Nikl	About 17 is flat panel backlog.

K. Sankar	And one more question. I do remember you guys had mentioned your ASI target margin being about 26% in the midcycle and up cycle. Clearly you’re performing much better than that. Do you have a revised financial model for ASI in terms of the margin?

B. Nikl	At this point in time what we said earlier was we view 29% to 32% as a normalized gross margin to enable us to both earn an adequate return and be price competitive. So for purposes of modeling, I would say we’re very comfortable with that range.

K. Sankar	And just one last question. Are there any plans for buying out the remaining stake in ASI?

S. Schwartz	Krish, not at the moment, but when there’s an opportunity we’ll certainly consider both from a willing seller side and a resource position on this side.

K. Sankar	Thank you.

Operator	Thank you. Our next question is from Kevin Vassily with Susquehanna.

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K. Vassily	Hi, guys, a couple questions. First on just the nature of bookings in your ASI business. If you look at a typical project realizing that no one project is necessarily typical, how did the orders roll out over the course of a given project? And maybe more specifically, as you look at the beginning of each win that you get, what would you typically book as a percentage of the total orders at the beginning of that project?

S. Schwartz	Kevin, this is Steve. This is customer by customer. Sometimes we’ll book 80% of the project which is the first phase build out all at one time and the revenue typically gets recognized over a 3 to 4 quarter period.

K. Vassily	So the bookings are pretty heavily front loaded then?

S. Schwartz	Yes, often and then sometimes people will build a fab out say 5,000 wafers starts at a time and we might get 5 phases in a particular fab, but generally we get a front end loaded bigger piece. And on fabs typically the ones that we even wrapped up just now, we’ll recognize revenue for 8 or 10 consecutive quarters for a single fab recognizing revenue on orders that we might have received in 3 or 4 major pieces.

K. Vassily	Is that dynamic any different between the flat panel business and the semi business?

S. Schwartz	Pretty much the same. We’ve got a lot of Gen 5 and Gen 6 business now for projects that we started, a major one we started 3 years ago and one we started 2 years ago.

K. Vassily	And then one general question. As you look out into the horizon over 2006, for ASI which part of that business would you expect to have a stronger growth trajectory, the flat panel business or the semi business? And that’s on orders?

S. Schwartz	Kevin, for us because of the market position we have, we’ll expect stronger orders in semi. The market growth for flat panel will be pretty significant, but for us we’re much better positioned in semi.

K. Vassily	Okay. Thank you.

Operator	Thank you. Our next question is from Steve O’Rourke with Deutsche Bank.

S. O’Rourke	Good afternoon. Rick Tsai of TSMC recently at a conference, I think it was ISS, had made a comment about AMHS systems now being inadequate for next generation fabs, their next huge fabs. One, do you agree with that? What needs to be improved, if anything does, and if so, how do you do that and manage your margin structure?

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S. Schwartz	Steve, we’re really familiar with Rick’s comments. Obviously we’re very familiar with what goes on at TSMC. Steve, I think the comment is around the automation systems. It’s related both to the movement of the material and the ability to calculate, schedule and dispatch the material because I think the technologies by and large that are being used in 300mm factories were largely brought to market probably 15 years ago and so we recognize the requirements and responsibility to improve it.

We absolutely have technologies that we believe address these that we’re working to bring to market. There also have been significant investments and continuous improvement of the current AMHS systems so if you look at the progress that Asyst Shinko and competitors have made even in the past 2 or 3 years, the productivity of those systems is dramatically greater than it was just a few years ago. I think Rick’s comments are those that would be echoed by anybody who’s got a fully automated 300mm fab. There’s still a ways to go and we’re really focused on those from an R&D standpoint.

S. O’Rourke	Okay and just a follow up. How does Fast Track play into all of that?

S. Schwartz	Steve, it’s going to be a derivative of the technologies that we develop there that we think are going to be really important to the industry.

S. O’Rourke	Is this a fusion between the two?

S. Schwartz	And an evolution of what started out as Fast Track.

S. O’Rourke	Okay. Thank you.

Operator	Thank you. Our next question is from Timothy Arcuri with CitiGroup.

T. Arcuri	This is probably a difficult question to answer, but if you look at the prospects for your foundry AMHS bookings in the first half of ‘06 and if you compare that relative to what you peaked out booking foundry AMHS business back in 2004, can you compare what the prospect might be in ‘06 in the AMHS base for foundry relative to what it peaked out back in 2004? Thanks.

J. Swenson	Tim, we’d be happy to do some work on that for you and see if we’ve got some data that would mean something. I don’t have an answer for that right off the top.

T. Arcuri	Okay, I’m simply wondering from just a flat out fab count, is the fab count higher this year than it was in ‘04 or is it lower?

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J. Swenson	You know what, when we look at incremental 300mm wafer starts, it’s higher this year than in ‘05 we think and it was higher in ‘05 than in ‘04. Seeing our AMHS is highly leveraged actually to incremental wafers out as opposed to let’s say new fabs per se, I think there’s a pretty good opportunity there to have a strong year. That said, don’t know how we can parse that within the foundry space for you easily, but we’ll give it a try.

T. Arcuri	The last thing, can you give us some sense of what the current breakeven might be in both ASI and also ATI?

B. Nikl	Tim, it’s Bob. We’ve been rather consistent in saying that breakeven at ATI is roughly at the $45 million revenue level. ASI would really have to drop down very, very low for them not to be breakeven since they have such a lean op ex model. I would suspect at $25 million they’d still be able to break even.

T. Arcuri	Great, Bob. Thanks.

Operator	Thank you. At this time I’d like to turn the call back to management for additional remarks.

S. Schwartz	Thank you, everyone, for joining us on the call today. We look forward to speaking with you again soon.

Operator	Thank you. Ladies and gentlemen, this concludes the Asyst Technologies’ third quarter 2006 fiscal year conference call. If you would like to listen to a replay of today’s conference call, please dial 303-590-3000 with access number 11051553 followed by the pound sign.

Thank you so much for your participation today and you may now disconnect.

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